ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Second Quarter of 2018
- - -

BROKEN ARROW, Oklahoma, May 15, 2018 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three and six month periods ended March 31, 2018.

“Revenues for the second fiscal quarter of 2018 increased 3% compared with the same period in the prior year, driven by improved Telco segment sales and partially offset by declines in the Cable TV segment,” commented David Humphrey, President and CEO of ADDvantage Technologies. “On the Telco side, we were pleased to see our new sales strategy and restructuring initiatives at Nave Communications positively impact revenue growth. At Triton Datacom, we continue to be pleased with its overall sales performance despite slightly lower equipment sales due to reduced demand in the market early in the quarter. Looking ahead, we believe that the impact of our sales initiatives at both Nave and Triton, along with improved market demand, will drive top line growth in the Telco segment.  Despite experiencing top-line growth this quarter, our operating loss further increased, primarily due to lower revenues from our recycling business this quarter, which was driven by timing of shipments, and lower margins generated from our equipment sales.”

“Sales in the Cable TV segment continued to be impacted by the market weakness reported in the first fiscal quarter and the loss of a large repair business customer. We have implemented several initiatives to adapt to the declining revenues in this segment, including continued operational process improvements and right-sizing the Company's cost structure. This led to an improvement in operating income of thirteen percentage points compared to last year in the Cable TV segment.

Mr. Humphrey concluded, “Our results for the quarter also included equity losses of $0.3 million for a legal settlement with a subcontractor related to the YKTG Solutions, LLC wireless cell tower decommissioning project and the associated legal expenses.  Looking ahead, we believe we now have the framework in place to drive stronger top-line results in our Telco segment, and we have implemented initiatives to improve the margins on our equipment sales, both of which are expected to improve bottom-line results.  In addition, we anticipate that our recycling revenue will return to normal levels next quarter, and we do not expect any further expenses related to the YKTG Solutions project. We remain confident in the opportunities to grow market share and build value for shareholders.”

Results for the three months ended March 31, 2018

Consolidated sales increased 3% to $11.6 million for the three months ended March 31, 2018 compared with $11.3 million for the three months ended March 31, 2017.  The increase in sales was in the Telco segment of $0.7 million, partially offset by a decrease in the Cable TV segment of $0.4 million.

Consolidated operating, selling, general and administrative expenses decreased $0.3 million, or 7%, to $3.4 million for the three months ended March 31, 2018, from $3.7 million in the same period in the prior year. This was due to lower expenses in the Cable TV segment, while the Telco segment was relatively flat.

The loss from equity method investment for the three months ended March 31, 2018 consisted primarily of a legal settlement with a subcontractor on the YKTG Solutions wireless cell tower decommissioning project and the associated legal expenses.

Net loss for the three months ended March 31, 2018, was $0.3 million, or $0.03 per diluted share, compared with net income of $11,000, or $0.00 per diluted share, for the same period of 2017.

Adjusted EBITDA for the three months ended March 31, 2018 was $0.3 million compared with $0.5 million for the same period ended March 31, 2017.

Results for the six months ended March 31, 2018

Consolidated sales increased 2% to $23.9 million for the six months ended March 31, 2018 compared with $23.4 million for the six months ended March 31, 2017.  The increase in sales was in the Telco segment of $1.6 million, partially offset by a decrease in the Cable TV segment of $1.1 million.

Consolidated operating, selling, general and administrative expenses decreased $0.2 million, or 3%, to $7.1 million for the six months ended March 31, 2018, from $7.3 million in the same period in the prior year. This was due to lower expenses in the Cable TV segment, and was partially offset by higher Telco segment expenses.

The loss from equity method investment for the three months ended March 31, 2018 consisted primarily of a legal settlement with a subcontractor on the YKTG Solutions wireless cell tower decommissioning project and the associated legal expenses.

The provision for income taxes was $0.2 million for the six months ended March 31, 2018 compared to a provision for income taxes of $0.1 million for the same period of 2017.  The increase in the tax provision was due primarily to the Tax Cuts and Jobs Act enacted on December 22, 2017.  One of the provisions of this legislation was to reduce the corporate income tax rates effective beginning January 1, 2018.  As a result of the reduced corporate income tax rate, the Company remeasured its deferred tax balances at the reduced corporate income tax rate, which resulted in income tax expense of $0.4 million.  The Company estimates that its effective income tax rate for the remaining quarters of fiscal year 2018 will be approximately 30% as a result of the legislation.

Net loss for the six months ended March 31, 2018, was $1.0 million, or $0.09 per diluted share, compared with net income of $0.2 million, or $0.02 per diluted share, for the same period of 2017.

Adjusted EBITDA for the six months ended March 31, 2018 was $0.5 million compared with $1.4 million for the same period ended March 31, 2017.

Cash and cash equivalents were $0.9 million as of March 31, 2018, compared with $4.0 million as of September 30, 2017.  The decrease in cash was due primarily to the extinguishment of one of the Company’s term loans in December 2017 by paying the outstanding balance of $2.7 million and the first annual guaranteed payment of $0.7 million related to the acquisition of Triton Miami, Inc.  As of March 31, 2018, the Company had inventory of $22.3 million, relatively unchanged compared with $22.3 million as of September 30, 2017.

Earnings Conference Call

The Company will host a conference call today, Tuesday, May 15th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, Scott Francis, Chief Financial Officer, and Don Kinison, Vice President of Sales.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-866-548-4713 (domestic) or 1-323-794-2093 (international). All dial-in participants must use the following code to access the call: 5415022. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 29, 2018 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 5415022.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented excludes other income, interest income and income from equity method investment.  Management believes providing Adjusted EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Sales	$11,649,528	$11,294,756	$23,934,293	$23,390,582
Cost of sales	8,304,463	7,530,327	17,208,073	15,602,524
Gross profit	3,345,065	3,764,429	6,726,220	7,788,058
Operating, selling, general and administrative expenses	3,429,282	3,677,425	7,076,105	7,274,249
Income (loss) from operations	(84,217)	87,004	(349,885)	513,809
Other income (expense):
Loss from equity method investment	(258,558)	–	(258,558)	–
Interest expense	(45,922)	(97,333)	(142,016)	(193,977)
Total other expense, net	(304,480)	(97,333)	(400,574)	(193,977)

Income (loss) before income taxes	(388,697)	(10,329)	(750,459)	319,832
Provision (benefit) for income taxes	(129,000)	(21,000)	216,000	92,000

Net income (loss)	$(259,697)	$10,671	$(966,459)	$227,832

Earnings (loss) per share:
Basic	$(0.03)	$0.00	$(0.09)	$0.02
Diluted	$(0.03)	$0.00	$(0.09)	$0.02
Shares used in per share calculation:
Basic	10,252,712	10,153,571	10,239,353	10,143,903
Diluted	10,252,712	10,156,426	10,239,353	10,145,112

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
	Cable TV	Telco	Total	Cable TV	Telco	Total

Income (loss) from operations	$296,153	$(380,370)	$(84,217)	$262,648	$(175,644)	$87,004
Depreciation	66,660	32,549	99,209	74,894	39,205	114,099
Amortization	−	313,311	313,311	−	328,574	328,574
Adjusted EBITDA (a)	$362,813	$(34,510)	$328,303	$337,542	$192,135	$529,677

(a)	The Telco segment includes earn-out expenses of zero and $0.2 million for the three months ended March 31, 2018 and 2017, respectively, related to the acquisition of Triton Miami, Inc.

	Six Months Ended March 31, 2018			Six Months Ended March 31, 2017
	Cable TV	Telco	Total	Cable TV	Telco	Total

Income (loss) from operations	$107,653	$(457,538)	$(349,885)	$1,171,631	$(657,822)	$513,809
Depreciation	133,607	63,745	197,352	148,138	69,748	217,886
Amortization	−	626,622	626,622	−	640,560	640,560
Adjusted EBITDA (a)	$241,260	$232,829	$474,089	$1,319,769	$52,486	$1,372,255

(a)
The Telco segment includes earn-out expenses of zero and $0.1 million for the six months ended March 31, 2018 and 2017, respectively, and acquisition related costs of $0.2 million for the six months ended March 31, 2017 related to the acquisition of Triton Miami, Inc.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31, 2018	September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$886,367	$3,972,723
Accounts receivable, net of allowance for doubtful accounts of $150,000	5,238,520	5,567,005
Income tax receivable	242,327	247,186
Inventories, net of allowance for excess and obsolete
inventory of $3,000,000 and $2,939,289, respectively	22,339,874	22,333,820
Prepaid expenses	404,800	298,152
Total current assets	29,111,888	32,418,886

Property and equipment, at cost	11,393,821	11,416,363
Less: Accumulated depreciation	(5,550,601)	(5,395,791)
Net property and equipment	5,843,220	6,020,572

Investment in and loans to equity method investee	100,000	98,704
Intangibles, net of accumulated amortization	7,920,865	8,547,487
Goodwill	5,970,244	5,970,244
Deferred income taxes	1,438,000	1,653,000
Other assets	135,753	138,712

Total assets	$50,519,970	$54,847,605

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,816,766	$3,392,725
Accrued expenses	1,130,947	1,406,722
Notes payable – current portion	2,853,916	4,189,605
Other current liabilities	656,607	664,325
Total current liabilities	8,876,206	9,653,377

Notes payable, less current portion	–	2,094,246
Other liabilities	784,181	1,401,799
Total liabilities	9,660,387	13,149,422

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,806,803 and 10,726,653 shares issued, respectively; 10,306,145 and 10,225,995 shares outstanding, respectively	108,068	107,267
Paid in capital	(4,619,408)	(4,746,466)
Retained earnings	46,370,737	47,337,396
Total shareholders’ equity before treasury stock	41,859,397	42,698,197

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	40,859,583	41,698,183

Total liabilities and shareholders’ equity	$50,519,970	$54,847,605